FOR IMMEDIATE RELEASE

Contacts:

Kevin McCarty Senior Director Investor Relations Liberate Technologies (650) 701-5300 kmccarty@liberate.com	Jennifer Graham Vice President Marketing Communications Liberate Technologies (650) 701-4065 jgraham@liberate.com	Kent Walker Executive Vice President Chief Financial Officer Liberate Technologies (650) 701-4077 kwalker@liberate.com

LIBERATE TO REQUEST HEARING ON

NASDAQ NOTICE OF POTENTIAL DELISTING

SAN CARLOS, Calif., October 22, 2002 — Following Liberate Technologies’ recent announcement that it would delay the filing of its 10-Q for the period ended August 31, 2002, the company announced that it had today received a Nasdaq Staff Determination indicating that it does not comply with the timely filing requirements for continued listing set forth in Marketplace Rule 4310(c)(14), and that its securities are therefore subject to delisting from the Nasdaq National Market.  As the next step in the process, Liberate will be requesting a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination.  There can be no assurance that the Panel will grant Liberate’s request for continued listing.  Pending the results of this hearing, Liberate’s stock ticker symbol will become “LBRTE” starting as of Thursday, October 24, 2002, reflecting the Nasdaq convention for companies making delayed public filings.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements about pending and future actions by Nasdaq and Liberate.  As noted above, these forward-looking statements involve risks and uncertainties that could cause actual results to differ materially.

About Liberate Technologies

Liberate Technologies (Nasdaq: LBRT) is a leading provider of digital infrastructure software and services for cable, satellite, and telecommunications networks. Liberate’s open-platform software for Digital Services Automation (DSA) lets network operators efficiently manage video, voice, and data on high-capacity digital networks. Liberate supports a wide variety of services, including enhanced TV, on-demand video, service management, and voice and high-speed data communications. Liberate can be found on the World Wide Web at http://www.liberate.com. Liberate and the Liberate design are registered trademarks of Liberate Technologies.  Other product names used in association with these registered trademarks are trademarks of Liberate Technologies.